Exhibit 99.2

CHINA COMMERCIAL LAW FIRM

Exchange/+86 755 8302 55555

Fax/+86 755 8302 5058 P.C/518048

https://www.huashanglawyer.com/

Add/21-26/F, Hong Kong CTS Tower, No.4011, Shennan Boulevard, Futian District, Shenzhen, P.R.C

7 March, 2025

Rise Smart Group Holdings Limited

Room 903, Floor 9, Tower 1

Silvercord, 30 Canton Road

Tsim Sha Tsui, Kowloon

Hong Kong

Dear Sirs,

This opinion (the “Opinion”) on the laws of the People’s Republic of China (“PRC” which, for the purposes of this Opinion, excludes the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau and Taiwan Region) is presented by China Commercial Law Firm (“CCLF”, us or we) in reliance on legal practicing certificate number 31440000G34782924R issued to us by the Department of Justice, Guangdong.

We are the legal advisers to Rise Smart Group Holdings Limited (the “Company”) in relation to the PRC laws in respect of (a) the proposed initial public offering (the “Offering”) of 1,800,000 ordinary shares, par value of US$0.000625 per share (the “Ordinary Shares”) of the Company, by the Company as set forth in the Company’s registration statement in Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering; and (b) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market., and (c) we are requested to issue this Opinion solely in connection with the Company is in compliance with the Securities Law, the PIPL, the DSL and relevant personal information or data requirements of Cyberspace Administration of China and any other filing, approval, and permission requirements under the applicable PRC laws regarding this Offering.

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In so acting, we have examined the Registration Statement, the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company, and such other documents, corporate records, certificates issued by Governmental Agencies as defined below and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (collectively, the “Documents”).

In our examination and for purpose of rendering this Opinion, we have assumed without further inquiry, (a) the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals; (b) the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents and the factual statements contained therein is and will remain to be non-misleading; (c) the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (d) the information provided to us by the Company, as defined below, in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (e) that all Governmental Authorizations, as defined below, and other official statement or documentation are obtained by lawful means in due course; (f) that each of the parties is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be); (g) that all parties have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and (h) that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us or where important files were not sufficiently provided to us, we have relied upon certificates issued by Governmental Agencies and documents, materials, statements and representations made to us by representatives of the Company. We have assumed that no information which is relevant to the issue of the Offering and this Opinion has been withheld from us by the Company, and that all covenants, representations and warranties in the commitment letter or other similar documents provided by the Company, their senior management are and remain accurate and true in all respects. We have assumed that the laws of any country other than the PRC which may be applicable to the issue of the Offering are complied with.

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If any evidence comes to light that would indicate any of the documents or materials referred to above is incomplete, inaccurate or defective, or if any of the assumptions upon which this Opinion are based prove to be incorrect, we reserve the right to revise any relevant expression or conclusion contained in this Opinion and/or issue a supplementary legal opinion, interpretation or revision to this opinion according to further certified facts.

The following terms as used in this Opinion are defined as follows:

“CAC” means the Cyberspace Administration of China;

“CSRC” means the China Securities Regulatory Commission;

“Governmental Agencies” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC;

“Securities Law” means the Securities Law of the People’s Republic of China which was amended on December 28, 2019, and became effective on March 1, 2020, by the Standing Committee of the National People's Congress;

“Measures” means the Measures for Cybersecurity Review promulgated jointly by the Cyberspace Administration of China, National Development and Reform Commission, Ministry of Industry and Information Technology, The Ministry of Public Security, the Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, China Securities Regulatory Commission, State Secrecy Administration and State Cryptography Administration on December 28, 2021, which became effective on February 15, 2022;

“The Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by CSRC on February 17, 2023, which became effective on March 31, 2023;

“The Confidentiality Provisions” means the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies promulgates jointly by the CRSC, Ministry of Finance of the People’s Republic of China, National Administration of State on February 24, 2023, which became effective on March 31, 2023;

“The PIPL” means the Personal Information Protection Law of the People’s Republic of China, promulgated by the Standing Committee of the National People's Congress on August 20, 2021, which became effective on November 1, 2021.

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“The DSL” means the Data Security Law of the People's Republic of China promulgated by Standing Committee of the National People's Congress on June 10, 2021, which became effective on September 1, 2021;

“PRC Laws” means any and all officially published and publicly available laws, regulations, rules, and regulatory, administrative or other governmental measures, notices or circulars, and Supreme Court judicial interpretation of the PRC currently in force and publicly available in the PRC as of the date hereof;

This Opinion is rendered on the following bases and subject to the following qualifications:

(i)	This Opinion is rendered only with respect to the PRC Laws. We have made no investigation of, and do not express or imply any views on, the laws and regulations of any other jurisdiction. This Opinion relates only to the PRC Laws in effect on the date hereof and there is no guarantee that any of such the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or the longer term with or without retroactive effect. This Opinion is subject to the discretion of any competent Governmental Agencies in exercising their authority in the PRC in connection with the interpretation, implementation and application of the relevant PRC Laws. We make no prediction as to any revision, adjustment or new interpretation of the PRC Law or related government policy, nor is this opinion intended to contain any advice or suggestion in respect of any such prediction. There is no guarantee that any PRC Law, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(ii)	Our understanding and judgment of the facts underlying this Opinion are based solely on the documents, materials, statements and representations provided to us by the Company. We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents. We have not investigated whether or not the statements, certificates, approvals, answers, replies and other documents issued by, among others, government authorities, the Company have gone through all necessary review, investigation, discussion and examination/approval procedures as required by law or internal policy and we will not, therefore, be liable for any untruthfulness, inaccuracy, incompleteness or lack of integrity in respect of the content of any such document.

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(iii)	This Opinion addresses specific legal matters relating to the Company (limited to the issues covered herein) in respect of the PRC Law. We do not express any opinion in whatsoever manner on, or bear any legal liabilities for, any other issue(s) concerning the Company including but not limited to financial documents, audits, appraisals, legal issues under foreign or international laws which are not the PRC Law or any other issues not covered herein. In this Opinion, any references to or descriptions of financial documents, audits, appraisals or legal issues under foreign laws are all cited from reports by professional institutions or written documents provided to us by the Company and any such citation shall not constitute our acknowledgment of, legal opinions regarding or comments relating to such issues, whether express or implied.

(iv)	This Opinion is subject to the restrictions of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers), and (ii) any judicial or administrative actions or any laws affecting creditors’ rights generally. This Opinion is subject to the effects of (i) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of materiality, public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, indemnifications, remedies or defenses, the calculation of damages, the entitlement of attorneys’ fees and other costs, the waiver of immunity from the jurisdiction of any court or legal proceedings; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(v)	This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be looked at as a whole regarding the same subject matter and no part should be extracted for interpretation separately from this Opinion.

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Based on the foregoing and subject to the disclosures contained in the Registration Statement, we are of the opinion that:

1.	Pursuant to the Measures, if any of the following circumstances exists, the operators shall apply with the CAC for cybersecurity review: if an “operator of critical information infrastructure” or “network platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. As of the date hereof, we are not aware of the Company or its Hong Kong Subsidiary have any of the aforesaid circumstances and the Company or its Hong Kong Subsidiary are not required by the CAC to go through cybersecurity review before listing in the U.S., because (i) all of operations of the Company are conducted by their Hong Kong Operating Subsidiary which currently solely serve the Hong Kong local market, the Company currently have no operations in the PRC; (ii) as of the date hereof, the Company has no operation or VIE structure in the PRC; (iii) as of date hereof, the Company and its Hong Kong Subsidiary has neither collected nor stored any personal information of any mainland China individual or within mainland China, nor does it entrust or expect to be entrusted by any individual or entity to conduct any data processing activities of any mainland China individual or within mainland China; (iv) as of the date hereof, the Company and its Hong Kong Subsidiary have not been informed by any Governmental Agencies of any requirement that the Company and its Hong Kong Subsidiary must file for a cybersecurity review; (v) the Company and its Hong Kong Subsidiary are not recognized as “operators of critical information infrastructure” by any Governmental Agencies; and (vi) the Company and its Hong Kong Subsidiary have not been involved in any investigations on cybersecurity or data security initiated by related Governmental Agencies, nor have the Company and its Hong Kong Subsidiary have received any inquiry, notice, warning, or sanction in such respect. Based on our understanding of the PRC laws that are currently in effect, neither the Company nor its Hong Kong Subsidiary, are currently subject to the cybersecurity review by the CAC as provided under the Measures. However, there remains uncertainty as to how the Measures will be interpreted or implemented and whether the Governmental Agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures and there is no assurance that Governmental Agencies, including the CAC would take the same view as we do.

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2.	On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Measures and five supporting guidelines (collectively, the “CSRC Filling Rules”). According to the CSRC Filing Rules, (1) domestic enterprise that conduct overseas offering and listing both directly and indirectly, should file with the CSRC and report relevant information; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be deemed as an indirect overseas offering and listing by a domestic enterprise: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in the PRC or its of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for initial public offering and listing in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted.

As confirmed by the Company: (i) as of the date hereof, in connection with this Offering, the Company is a holding company incorporated in the Cayman Islands with one operating subsidiary solely based in Hong Kong, and it does not have any subsidiary or VIE in the PRC or intend to acquire any equity interest in any domestic companies within the PRC; (ii) nor is it controlled by any companies or individuals of the PRC; (iii) the Company is headquartered in Hong Kong with their chief executive officer, chief financial officer and all members of the board of directors based in Hong Kong who are not mainland China citizens; (iv) all revenues and profits of the Company are generated by their subsidiary in Hong Kong; and (v) the Company does not have any operation or business in the PRC. The Company is not required to submit applications for the approval of the CSRC. However, as the CSRC Filling Rules was newly published, and due to the lack of further clarifications or detailed rules and regulations, there are still uncertainties as to how the aforementioned rules will be interpreted or implemented and whether the Governmental Agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation and there is no assurance that PRC Governmental Agencies, including the CSRC, would take the same view as we do.

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3.	According to Article 177 of the Securities Law, without the consent of the securities regulatory authority under the State Council and the relevant authorities under the State Council, no entity or individual shall provide documents or materials related to securities business activities to other countries or regions without authorization. In accordance with statutes including the Securities Law, on February 17, 2023, with the approval of the State Council, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On February 24, 2023, the CSRC circulated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Confidentiality Provisions. The Trial Measures, together with the Confidentiality Provisions, reiterate the supervision principles for regulating the confidentiality related to overseas securities offering and listing activities by domestic companies, either in direct or indirect form. Further, the Confidentiality Provisions provide clearer standards and instructions on the confidentiality and Archives Administration relating to overseas securities offering and listing activities of domestic companies. According to the Confidentiality Provisions, (i) a domestic company that conducts an overseas offering and listing both directly and indirectly should institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations; (ii) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; (iii) where a domestic company, either directly or through its overseas listed entity, intends to publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers and overseas regulatory authorities, any other documents and materials, if leaked, will be detrimental to national security or public interest, it shall strictly fulfil relevant procedures stipulated by applicable national regulations; (iv) where a domestic company, after fulfilling relevant procedures, provides to securities companies, securities service providers and other entities with any documents and materials containing state secrets or working secrets of government agencies, or any other documents and materials which, if leaked, will be detrimental to national security or public interest if leaked, a non-disclosure agreement shall be signed between the provider and receiver of such information; (v) domestic companies, securities companies or securities service providers that discover any leakage or possible leakage of state secrets, working secrets of government agencies or any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall immediately take remedies and report to relevant state organs and units.

As confirmed by the Company: (i) they currently do not have any subsidiary or VIE in the PRC, nor do they currently intend to establish, any subsidiary nor plan to enter into any contractual arrangements to establish a VIE structure with any entity in the PRC; (ii) they are not controlled by any PRC entity or individual; (iii) all of their operations are conducted by the operating entity in Hong Kong; (iv) as of date hereof, the Company and its Hong Kong Subsidiary has neither collected nor stored any personal information of any mainland China individual or within mainland China, nor does it entrust or expect to be entrusted by any individual or entity to conduct any data processing activities of any mainland China individual or within mainland China; (v) they have not employed any PRC citizen; and (vi) their chief executive officer, chief financial officer and all members of the board of directors based in Hong Kong who are not mainland China citizens.

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Accordingly, based on the above and to the best of our knowledge, we are of the opinion that Article 177 of the Securities Law and the Confidentiality Provisions do not apply to documents and/or materials submitted to NASDAQ in connection with the Company’s application. on the assumption that there would not be any changes to the conditions of the Company as set out in this Opinion once listed, and potentially, Article 177 of the Securities Law and the Confidentiality Provisions do not apply documents and/or materials requested by NASDAQ from the Company once listed, in connection with NASDAQ’s regulatory responsibilities related to oversight of its issuer companies.

However, as the Securities Law, the CSRC Filling Rules and the Confidentiality Provisions were newly published, and due to the lack of further clarifications or detailed rules and regulations, there are still uncertainties as to how the aforementioned rules will be interpreted or implemented and whether the Governmental Agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation and there is no assurance that Governmental Agencies would take the same view as we do.

4.	Article 41 of the PIPL and Article 36 of the DSL prohibits companies and individuals from providing personal information and data stored within the PRC to foreign judicial or enforcement agencies, without prior approval by the Chinese government.

We do not currently expect Article 41 of the PIPL and Article 36 of the DSL to have an impact on the Company's business, operations or this Offering as we do not believe that the Company is deemed to be a “personal information processor”, “critical infrastructure information operator”, “personal information processor who has a large user base and/or operates complex types of businesses”, or “entrusted party “under the PIPL and the DSL to the Company. As of the date of this Opinion, on the basis that: (i) as of the date hereof, in connection with this Offering, the Company is a holding company incorporated in the Cayman Islands with one operating subsidiary solely based in Hong Kong, and it does not have any subsidiary or VIE in the PRC or intend to acquire any equity interest in any domestic companies within the PRC;(ii) they are not controlled by any PRC entity or individual; (iii) all of their operations are conducted by the operating entity in Hong Kong and they currently do not have, nor do they plan to have, any investment, such as owning or leasing any asset, in the PRC; (iv) as of date hereof, the Company and its Hong Kong Subsidiary has neither collected nor stored any personal information of any mainland China individual or within mainland China, nor does it entrust or expect to be entrusted by any individual or entity to conduct any data processing activities of any mainland China individual or within mainland China; (v) the company do not place any reliance on collection and processing of any personal information to maintain the business operation; and (vi) data processed in the business should not have a bearing on national security nor affect or may affect national security; as of the date of this Opinion, the Company has not been involved in any investigations on the PIPL or data security initiated by related governmental regulatory authorities, and the Company have not received any inquiry, notice, warning, or sanction in such respect.

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Therefore, Article 41 of the PIPL and Article 36 of the DSL do not apply to the documents, information and/or materials submitted to Nasdaq in connection with the Company’s application. On the assumption that there would not be any changes to the conditions of the Company as set out in this Opinion once listed, and potentially, Article 41 of the PIPL and Article 36 of the DSL do not apply documents and/or materials requested by NASDAQ from the Company once listed, in connection with NASDAQ’s regulatory responsibilities related to oversight of its issuer companies.

However, as the PIPL and the DSL were newly published, and due to the lack of further clarifications or detailed rules and regulations, there are still uncertainties as to how the aforementioned rules will be interpreted or implemented and whether the Governmental Agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation and there is no assurance that Governmental Agencies would take the same view as we do.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be used, circulated, quoted or otherwise referred to for any other purpose by any person nor shall a copy be given to any person (apart from the addressee) without our express prior written consent.

We hereby consent to the reference to our name under in the Registration Statement if required . In giving such consent, we do not hereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ China Commercial Law Firm

China Commercial Law Firm

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